Exhibit 4.1
THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.  THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SpendSmart Networks, Inc.

12% CONVERTIBLE SECURED DRAWDOWN PROMISSORY NOTE

This 12% CONVERTIBLE DRAWDOWN PROMISSORY NOTE (“Note”), dated as of July 15, 2015, is entered into by SpendSmart Networks, Inc., a Delaware corporation, 805 AeroVista Pl., Suite 205, San Luis Obispo, CA 93401 (the “Company”) and Techno-Ventures Hong Kong Limited, 12 Harcourt Road, Bank of America Tower, Suite 908, Hong Kong (the “Holder”).

1.           Purpose and Drawdown.  This Note evidences, and is given in consideration of, a loan in the amount of $400,000 inclusive of six months interest at the per annum rate of twelve percent (12%) commencing on the date hereof, which may be drawn down upon written request from the Company to Holder (the “Drawdown Request”). The Note is due in full in six (6) months from the date hereof (the "Maturity Date"). The Drawdown Request must be in writing sent by the Company’ Chief Executive Officer via electronic communication. Holder shall execute such Drawdown Request and return via electronic commnication, and such executed Drawdown Request shall be attached to this Note.  Within five (5) Business Days after the Drawdown Request, Holder shall fund the Drawdown Sum of $376,000. Remittance of the Drawdown Sum shall be made to the Company’s account at Bank of America.

2.           Principal/Interest/Maturity. The Company hereby promises to pay to the order of the Holder, in lawful money of the United States, the $400,000 (which is inclusive of six months interest on the loan at the per annum rate of twelve percent (12%) commencing on the date hereof) on or before the Maturity Date, or immediately following an Even of Default (as defined below). In the event that Company has not fully paid the $400,000 by the Maturity Date or upon an Even of Default, then the Company shall accrue a penalty of $200.00 per day (the “Default Interest”) until the $400,000 plus the Default Interest has been paid in full.

3.           Conversion and Prepayment.

(a) Voluntary Conversion Rights.  For so long as this Note remains outstanding and not fully paid, the Holder shall have the right, but not the obligation, to convert all or any portion of the then outstanding $400,000 pursuant to this Note, into restricted shares of Common Stock of the Company or its successor in interest, at the conversion rate of $0.75 per share of the Company’s common stock par value $0.001. The Holder may exercise such right by delivery to the Company of a written notice of conversion.

(b) Prepayment.  Prior to the Maturity Date, the Company may elect to prepay any outstanding portion of the $400,000, under this Note, without premium or penalty.

4.           Security for Obligations.

(a) For purposes of the Note, “Collateral” means all of the Company’s right, title and interest in, to and under all personal property and other assets including without limitation accounts receivable, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Company (including under any trade names, styles or derivations thereof) and whether owned or consigned by or to, or leased from or to, the Company, and regardless of where located, and any and all proceeds or products of (or additions or accessories to) any of the foregoing.

(b) To secure the prompt and complete payment, performance and observance of all of the obligations of the Company to the Holder pursuant to the Note (including, without limitation, the Company’s obligation to timely pay the $400,000, all fees and all other amounts payable by the Company to the Holder hereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined), the Company hereby grants to the Holder a continuing security interest in, all of the Company’s right, title and interest in, to and under the Collateral, until such Obligations are paid in full and agrees to file and perfect such security interest on behalf of Holder.  At any time upon the Holder’s request, the Company shall execute and deliver to the Holder any other documents, instruments or certificates requested by the Holder for the purpose of properly documenting and perfecting the security interests of the Holder in and to the Collateral granted hereunder, including any additional security agreements, mortgages, control agreements, and financing statements.

(c) Upon the occurrence of an Event of Default the Company shall deposit all of its revenue (including but not limited to accounts receivable collected) into the Holder’s bank account set forth in Section 7, on a daily basis, which shall be applied to any unpaid portion of the $400,000, the default interest thereof and the Default Reimbursement, said deposits to cease when any unpaid portion of the $400,000, the default interest thereof and the Default Reimbursement is paid in full either via said deposits or via other payment by the Company.

5.           No Usury.  This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of California.  If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

6.           Transfer.  The rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties hereto.  This Note and the obligations evidenced hereby are not transferrable or assignable by the Company without the Holder’s specific written consent, which content may be given or withheld in Holder’s sole discretion.

7.           Notices/Payment/Bank Fees.

(a)           Notice. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered to the appropriate addresses listed herein.

(b)           Payment. At the time of Drawdown, the Company’s Chief Executive Officer shall immediately plan for timely repayment of the Note and shall prioritize repayment of this Note by the Company at the Maturity Date.

(c)           Bank Account/Bank Fees. The Company shall pay bank transaction fees related to payments made to Holder hereunder. The Company shall provide Holder with notice of the remittance of payments, attention Ms. #############, at the following email address: ##################, or such person designated by Holder in writing. All payments to Holder made by the Company hereunder shall be to the following Holder account.

Account Name: Techno-Ventures Hong Kong Limited

8.           Event of Default.

(a)           General.  The Company, without notice or demand of any kind, shall be in default under this Note if an Event of Default (as defined below) occurs.  The Company shall notify Holder of the occurrence of an Event of Default within 24 hours of the Event of Default. Upon an Event of Default, the unpaid Drawdowns then outstanding, and the accrued interest thereon, shall be immediately due and payable.

(b)           Definition.  For purposes of this Note, an “Event of Default” is any of the following occurrences:

(i)           The Company shall fail to pay the outstanding portion of the $400,000 under this Note on the Maturity Date; or

(ii)           If the Company shall (i) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment for the benefit of its creditors, (iii) consent to the appointment of a custodian, receiver, trustee (or other officer with similar powers) of itself or of any substantial part of its property, (iv) be adjudicated insolvent or (v) take corporate action for the purpose of any of the foregoing; or

(iii)           If a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or if any petition for any such relief shall be filed against the Company and such petition shall not be dismissed without thirty (30) days; or

(iv)           The Company shall take any corporate action authorizing, or in furtherance of, any of the foregoing; or

(v)           The Company shall fail to remain “current” in its reporting obligations under the Securities Exchange Act of 1934, as amended, or its common stock should no longer be quoted on the OTC Bulletin Board; or

(vi)           The Company breaches any term or condition or representation or warranty herein; or

(vii)           The Company compromises with a creditor involving a debt of more than $40,000; or

(viii)           The Company’s failure to notify the Holder in writing within 24 hours of an occurrence of an event of default.

Remedies on Default, etc.  In case any one or more Events of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note, the Company shall pay the Holder hereof reasonable costs of collection, or enforcement of the terms hereof, including attorneys’ fees (the "Default Reimbursement").

9.           Representations.

(a)           Litigation. Other than litigation disclosed in the Company’s SEC filings, the Company is not aware of any other legal claims currently pending or threatened against the Company.

(b)           Taxes. Other than tax related issues disclosed in the Company’s SEC filings, the Company is not aware of any tax related issues, believes all taxes have been fully paid and is not aware of any tax related investigations or threatened investigations.

(c)           Labor/Employment/liens. Other than issues labor, employment or accrual issues disclosed in the Company’s SEC filings, the Company is not aware of any pending or threatened labor dispute, unpaid wage or accrued benefits claims. The Company is not aware of any liens on any of its assets.

     10.           Waivers and Amendments.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.  Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

11.           Governing Law.  This Note is being delivered in, and shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

SPENDSMART NETWORKS, INC.,
A Delaware corporation

By:
Alex Minicucci
Chief Executive Officer

Techno-Ventures Hong Kong Limited,

By:              _________________________
Print:              _________________________
Title:              _________________________